Exhibit 10.8

February 10, 2014

James B. Boyd

Dear Jim,

We are pleased to offer to you the position of Chief Financial Officer with Marrone Bio Innovations, Inc. (the “Company”), reporting to Pam Marrone, CEO and Founder. Your start date is Feb 25 or as soon as practical. Your first six months on the job will be considered an introductory period.

You will receive a base salary of $240,000 on an annualized basis. Subject to the approval of our Board of Directors, you will be granted an option to purchase 190,000 shares of the Company’s common stock. The price per share of any approved option will be the closing price of our common stock as of the date on which the Board approves the award. Your entitlement to any stock option that may be approved is, of course, conditioned upon your signing of an Award Agreement and will be subject to its terms and the terms of our 2014 Stock Incentive Plan. The option will vest over a period of four (4) years. One year from the date of grant of the option, 25% of the total shares will be vested. Such option will continue to vest over the remaining 3 years on a pro-rata basis equally each month over the period following the date of grant (2.083% per month over 36 months). You must be continually employed by the Company for the option to continue to vest.

You will be eligible to participate in the Company Bonus Plan, which changes from year to year, based on company and individual goals. Your portion of the 2014 bonus program will be paid on a pro-rata basis for the portion of the year worked for the Company. Your bonus can be up to 30% of your salary.

We will also pay you a one-time $10,000 sign-on bonus and provide you up to $20,000 moving allowance for your relocation expenses from Tiburon to Davis, reimbursable from receipts, plus three (3) months of temporary housing paid for by the company. Should you leave the Company before completing 12 months of service you agree to pay back a pro rata portion of the relocation expenses and sign-on bonus. For example, if you were to leave after 9 months you would owe back 25% of the moving expenses.

MBI will provide you with a company cell phone, laptop computer (choice of Mac or PC), and iPad.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. We prefer, that if you resigned you would provide a four-week notice. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. However, in the event that your employment is actually or constructively terminated by the Company without cause (whether or not occurring in connection with a change of control of the Company) the Company will continue to pay for Salary, Life, Medical, Dental and Disability coverage for a period of six (6) months post termination.

2121 Second Street, Suite B-107             —             Davis, CA 95618             —             Phone: 530-750-2800

You will be eligible for the Company’s benefits programs on the first day of the first full month of your employment:

•	Medical (MBI offers you a choice of a PPO, HMO or an HSA Plan), Dental and Vision Insurance for you. The Company will pay for 50% of your dependent premium for medical and dental insurance and you may pay the remaining 50% on a pre-tax basis under the Company’s medical plan.

•	Cafeteria Plan (Section 125 Plan) which gives you the ability to set aside a portion of your paycheck on a pre-tax basis for dependent premiums as well as set up a flexible spending account for dependent care and unreimbursed medical expenses.

•	Voluntary Supplemental Term Life Insurance and AD&D.

•	Long-term Disability Insurance for you, and $50,000 in Life Insurance for you with the option to increase the amount for you and dependents.

•	401(k) Plan participation. Subject to Board approval, you will receive a company match of $1 for $1 for the first 3% of your salary you contribute and $0.5 for the next 2% of your salary (i.e. the maximum match is 4% if you contribute 5% of your salary).

You will be entitled 3 weeks of vacation, which is accrued at 5.00 hours per pay period, which is equivalent to 120 hours on an annual basis.

All the benefit programs and plans are offered solely at the discretion of the Company and may be added to, deleted from, or modified at any time and for any reason. In addition to a timely response, this offer is contingent upon successfully passing a background check, which may include work references, criminal, and education credential checks. For purposes of federal immigration laws, you are required to provide to the Company documentary evidence of your identity and eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our contingent employment relationship with you will be terminated. You will also be required to take a drug test within 24 hours of notification by the Company as a condition of employment. You will be required to sign the company’s standard employee confidentiality and inventions agreement.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Pam Marrone. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you.

2121 Second Street, Suite B-107             —             Davis, CA 95618             —             Phone: 530-750-2800

We are very excited to have you join MBI. These are exciting times at MBI and we know that your skills and experience will be enhancing for MBI. I look forward to continuing to build the company with you and our team.

Sincerely,

Pam Marrone,

President/CEO

I, James B. Boyd, accept the terms of this agreement.

Signature: /s/ James B Boyd

Date Signed: 2/16/14

2121 Second Street, Suite B-107             —             Davis, CA 95618             —             Phone: 530-750-2800